EXHIBIT 10.1
AMENDMENT NO. 1 TO THE BON-TON STORES, INC.
2009 OMNIBUS INCENTIVE PLAN
WHEREAS, The Bon-Ton Stores, Inc. (the “Company”) maintains The Bon-Ton Stores, Inc. 2009 Omnibus Incentive Plan (the “Plan”) pursuant to which eligible employees may be granted equity based awards and options, some of which may be linked to the performance of the Company; and
WHEREAS, the Human Resources and Compensation Committee (the “Committee”) of the Company’s board of directors (the “Board”) has adopted a Compensation Recovery Policy pursuant to which compensation paid or provided to certain of the Company’s executives may be recovered in the event it is determined that the payment of such compensation was based on financial statements of the Company that were later determined to be incorrect and were, therefore, restated; and
WHEREAS, the Board is generally authorized to amend the Plan from time to time in such manner as it may deem advisable pursuant to the provisions of Section 12 of the Plan, subject to the approval of any such amendment by the shareholders of the Company in certain circumstances not applicable here;
NOW, THEREFORE, the Plan is hereby amended effective as of November 22, 2010 as follows:
1.	A new Section 23 is added at the end of the Plan, to read:
23.	Compensation Recovery Policy.
In addition to, and not in limitation of, the Committee’s rights to reduce any payments or benefits as are set forth under any other provisions of the Plan, in the event of a restatement of the Company’s financial statements, the Committee may take such actions as are permitted under the terms of the Company’s Compensation Recovery Policy (the “Policy”) and shall take any and all actions as are required under the Policy, as such may be amended from time to time.
As currently in effect, the Policy provides that the Committee may determine that, as a result of a restatement of the Company’s financial statements, an Executive Officer (as hereinafter defined) received more incentive compensation than the Executive Officer would have received absent the incorrect financial statements. In such case, the Committee, in its discretion, may take such action as it deems appropriate to address the impact of the restatement of financial statements. Such action may include, to the extent permitted under applicable law, directing the Company to recover from Executive Officers Performance-Based Award earned or distributed to Executive Officers based on the achievement of performance targets, if the incorrect financial statements resulted in an increase in a Performance-Based Award to such Executive Officers.

An “Executive Officer” for these purposes shall be any officer of the Company who holds an office of executive vice president or above.
The Committee shall have sole discretion (subject to a standard of good faith) in determining (i) whether circumstances of the restatement of financial statements warrant recoupment of a Performance-Based Award under applicable law or this Policy, and (ii) the amount of compensation that may be recovered from an Executive Officer (the “Recoverable Compensation”). Notwithstanding the foregoing, recoupment of a Performance-Based Award shall be required if the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirements under applicable law.
Recoverable Compensation will include the Performance-Based Award earned or distributed (as applicable) during the period(s), not to exceed 3 years, that required restatement of financial statements, up to the amount of the Performance-Based Award that the Executive Officer obtained as a result of financial statements that were later restated.
In the discretion of the Committee, Recoverable Compensation may include interest and expenses incurred by the Company to recoup a Performance-Based Award under this Policy.
2.	In all other respects, the Plan shall remain in full force and effect without change.
IN WITNESS WHEREOF, and as evidence of the adoption of this amendment to the Plan, the Board of Directors has caused this document to be signed by a duly authorized officer this 22nd day of November, 2010.

THE BON-TON STORES, INC.
By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President - Chief Financial Officer and Principal Accounting Officer